EXHIBIT 5.1

13 March 2018
Matter No.:319142
Doc Ref: Legal – 13705215

441 299 4915
david.stubbs@conyersdill.com

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 09
Bermuda

Dear Sirs,

Re: Arch Capital Group Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the prospectus dated 3 November 2017 (the "Base Prospectus"), as supplemented by the prospectus supplement dated 8 March 2018 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on form S-3 ASR (Registration No. 333-221344) (the “Registration Statement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission on 12 March 2018, relating to the registration under the U.S. Securities Act of 1933, as amended, of 5,674,200 common shares of par value US$0.0033 per share (the “Shares”) which are being offered by certain selling shareholders (the “Selling Shareholders”) of the Company to the Underwriters (as defined below) pursuant to a purchase agreement dated as of 8 March 2018 among the Company, the Selling Shareholders and Barclays Capital Inc. and Deutsche Bank Securities Inc. acting on behalf of themselves and the Underwriters (as such term is defined therein) (the “Purchase Agreement”).

The Shares are being sold upon conversion of the Company’s Series D Convertible Participating Non-Voting Perpetual Preferred Shares (the “Series D Convertible Preferred Shares”) in accordance with the Certificate of Designations relating to the Series D Convertible Preferred Shares dated 30 December 2016 (the “Certificate of Designations”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 13 March 2018, written resolutions of its directors dated 15 August 2016 and minutes of a meeting of its directors held on 4 May 2017, each certified by the Secretary of the Company on 13 March 2018 (the resolutions contained in such extracts and minutes being collectively referred to herein as the “Resolutions”), a copy of an officer’s certificate dated 13 March 2018 signed by the Secretary of the Company, a copy of the Certificate of Designations and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, and (f) that upon the issue of Shares following the conversion of the Series D Convertible Preferred Shares in accordance with the Certificate of Designations, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
Following the conversion of the Series D Convertible Preferred Shares in accordance with the Certificate of Designations and as contemplated by the Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited